Exhibit 10.1

ENGLISH TRANSLATION OF ASSET PURCHASE AGREEMENT

Party A: Able Delight Investment Limited
Party B: China Fluid Equipment Holdings Limited

Whereas upon friendly consultation, Party A agrees to sell all of its ownership of the assets of Able Delight (Changsha) Valve Co., Ltd. (“Able Delight”) to Party B. The parties hereby reach the following agreement (the “Agreement”):

Section 1. Transfer Price and Method of Payment

1.	Party A agrees to sell all of the assets of Able Delight that it owns to Party B for a consideration of $15 million (subject to the Appraisal Report).

Section 2. Representations and Warranties

1.

Party A represents that Able Delight’s tangible and intangible assets (including but not limited to land, buildings, equipment and intellectual property rights) are not subject to any collateral, pledge, lien or any third party claims. Party A will take all responsibilities arising out of any claims if the representations are not accurate. Party A will assist Party B to obtain property ownership certificates of the buildings.

2.

Party A represents that it will not be directly or indirectly engaged in any business that may be competitive with Able Delight, its technology or products in ten years from the execution of the Agreement. Part A is prohibited from counterfeiting any product of Able Delight.

3.	Any cash in Able Delight’s accounts before the execution of the Agreement belongs to Party B.

4.	Any matters not covered in this Agreement are subject to further negotiation between the parties.

Section 3. Execution.

The Agreement becomes effective upon execution by the parties.

Section 4. Other Matters

1.	Each Party shall hold one executed copy of this Agreement.

2.	Any breach of this Agreement shall be submitted to the jurisdiction of the Intermediate Court of Zhengzhou City, Henan Province.

Party A: Able Delight Investment Limited (Seal)
Party B: China Fluid Equipment Holdings Limited (Seal)

Date: February 3, 2010